UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION PROXY
STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to Rule 14a-12

UNISOURCE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE	March 26, 2004
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 1
Financial Analyst Contact: Jo Smith, (520) 884-3650

TUCSON ELECTRIC POWER COMPLETES NEW CREDIT AGREEMENT

Tucson, Ariz. – Tucson Electric Power Company (TEP), the principal subsidiary of UniSource Energy Corporation (NYSE: UNS), entered into a new $401 million credit agreement on March 25, 2004.

The agreement replaces the credit facilities provided under TEP’s existing $401 million credit agreement that would have expired in 2006. The new facility includes a $60 million revolving credit facility for general corporate purposes and a $341 million letter of credit facility, to support $329 million aggregate principal amount of tax-exempt variable rate bonds.

The letter of credit fee of 2.35% on the new facility is significantly lower than the previous agreement’s weighted average letter of credit fee of approximately 5%. Interest savings in 2004 will be partially offset by the write-off of fees associated with the prior facility that were capitalized and being amortized through 2006 and the amortization of fees associated with the entry of the new facility. In addition to lower costs, the facility has a five year term through June 30, 2009. The new facility is secured by Second Mortgage Bonds issued under TEP’s general second mortgage indenture.

An affiliate of Saguaro Utility Group L.P., which has agreed to acquire UniSource Energy’s outstanding stock for $25.25 per share, also entered into a credit agreement on March 25, 2004. The $410 million credit agreement was obtained in satisfaction of a commitment obtained by Saguaro Utility Group L.P. from lenders in November 2003 and will be funded upon closing of the acquisition of UniSource Energy. It includes a $50 million revolving credit facility for general corporate purposes and a $360 million term loan to be used to fund a portion of the acquisition.

J.P. Morgan Chase & Co., Credit Suisse First Boston and Lehman Brothers Inc., acted as joint co-lead arrangers, and Union Bank of California and The Bank of New York served as co-documentation agents for the financings.

UniSource Energy’s shareholders are scheduled to meet March 29, 2004, to consider a proposal to approve the proposed acquisition. The transaction requires shareholder approval as well as the receipt of required regulatory approvals and the satisfaction of other conditions set forth in the acquisition agreement.

UniSource Energy urges its shareholders to read the definitive Proxy Statement that was sent to shareholders because it contains important information. UniSource Energy filed

Page 2 of 2

the definitive Proxy Statement with the U.S. Securities and Exchange Commission (SEC). Shareholders may obtain a free copy of the definitive Proxy Statement on the SEC's Web site at www.sec.gov or by calling D.F. King & Co. Inc. at 800-549-6746.

UniSource Energy's directors and executive officers may be deemed to be participants in the solicitation of proxies in favor of the acquisition. A detailed list of names, affiliations and interests of such participants may be obtained by reading the definitive Proxy Statement.

UniSource Energy's primary subsidiaries include TEP, which provides electric service to more than 367,000 customers in the Tucson area; UniSource Energy Services, provider of natural gas and electric service to more than 200,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit www.UniSourceEnergy.com.